Registration Number 033-59435-99
                                                     Filed Pursuant to 424(b)(3)


PROSPECTUS

                        TELEPHONE AND DATA SYSTEMS, INC.
                                  COMMON SHARE
                         AUTOMATIC DIVIDEND REINVESTMENT
                                       AND
                               STOCK PURCHASE PLAN
                                  Common Shares
                                 $0.01 Par Value

         The Common Share Automatic Dividend Reinvestment and Stock Purchase Plan, as amended, which we refer to in this Prospectus as the "Plan", is sponsored by Telephone and Data Systems, Inc., a Delaware corporation and relates to its Common Shares, par value $.01 per share. The Common Shares are listed on the American Stock Exchange under the listing symbol "TDS". The Plan provides eligible holders, as defined in the Plan, of TDS's Common Shares and Preferred Shares with a systematic, economic and convenient method of investing cash dividends from such shares and/or limited optional cash payments in newly issued Common Shares without payment of any brokerage commission or service charge and, in the case of reinvested cash dividends, at a 5% discount from market value, as determined below. This Prospectus relates to 500,000 Common Shares covered by the Registration Statement of which this Prospectus is a part.

         The TDS Common Shares have less voting power than its Series A Common Shares. The Series A Common Shares, which have effective control of TDS, are not being offered by this Plan. The holders of the TDS Series A Common Shares have their own Automatic Dividend Reinvestment Plan.

         As a Participant in the Plan, you may:

                1. have cash dividends on all of your Common Shares and Preferred Shares automatically reinvested and you have the option of investing limited additional amounts by making cash payments, or

                2. have cash dividends on less than all of your Common Shares and Preferred Shares, but not less than 10 shares of each class or series, automatically invested while continuing to receive the remainder of your cash dividends and you have the option of investing limited additional amounts by making cash payments, or

                3. invest only by making optional cash payments of not less than $10 per payment or more than $5,000 per quarter.

         The price for the Common Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for the TDS Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made. The investment dates for reinvested dividends will be the dividend payment dates. The price of the Common Shares purchased with optional cash payments will be 100% of the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made. The investment dates for optional cash payments will be the first business trading day of each month.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or has passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is November 29, 2000

                               TABLE OF CONTENTS
                                                                            Page

         Summary of the Plan...................................................3
         Telephone and Data Systems, Inc.......................................4
         Use of Proceeds.......................................................4
         Common Share Automatic Dividend Reinvestment and Stock Purchase Plan..4
         Purpose...............................................................4
         Advantages............................................................4
         Administration........................................................5
         Participation.........................................................5
         Costs.................................................................8
         Purchases.............................................................8
         Optional Cash Payments................................................9
         Reports to Participants..............................................10
         Dividends............................................................10
         Certificates for Shares..............................................10
         Safekeeping of Shares................................................11
         Withdrawal...........................................................11
         Other Information....................................................12
         Termination by TDS...................................................15
         Legal Matters........................................................15
         Experts..............................................................15
         Where You Can Find More Information..................................15

Private Securities Litigation Reform Act of 1995 Safe Harbor Cautionary
Statement

This  Prospectus  and the documents  incorporated  by reference  herein  contain statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects," and similar words. These statements constitute "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include:

* general economic and business conditions, both nationally and in the regions in which TDS operates,

*        technology changes,

*        competition,

*        changes in the telecommunications regulatory environment,

*        pending and future litigation,

*        acquisitions/divestitures of properties and or licenses,

* changes in customer growth rates, penetration rates, churn rates, roaming rates and the mix of products and services offered in our markets, and

*        other factors described or incorporated in this Prospectus.



Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by TDS with the Securities and Exchange Commission.

                              SUMMARY OF THE PLAN



* PARTICIPATION: TDS record shareholders who own ten or more of TDS's Common Shares and/or ten or more shares of any series of TDS's Preferred Shares can participate in the Plan by submitting a completed Authorization Form. You may obtain Authorization Forms from TDS Investor Relations at (312) 630-1900. If your shares are held in a brokerage account, you may participate by having your broker register a minimum of ten shares in the Plan. No action is required if you are already participating in the Plan.

* REINVESTMENT OF DIVIDENDS: You can reinvest your cash dividends on all or a portion of your Common and/or Preferred Shares, but not less than ten shares of each class or series of participating securities, toward the purchase of additional shares of TDS stock without paying fees.

* OPTIONAL CASH INVESTMENTS: After you are enrolled in the Plan, you can buy additional TDS Common Shares without paying fees. You can invest a minimum of $10 per payment up to a maximum of $5,000 in any one quarter. You can pay by check or money order payable to the Agent for the Plan, and any optional cash payment received prior to the fifth business day prior to the end of a month will be invested on the first business trading day of the next month.

* PRICE FOR SHARES: The price for the Common Shares purchased with reinvested dividends will be 95% of the average daily high and low sales prices for TDS's Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made. The price of the Common Shares purchased with optional cash payments will be 100% of the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the day on which the purchase is made.

* INVESTMENT DATES: The Investment Dates for reinvested dividends will be the dividend payment dates. The Investment Dates for optional cash payments will be the first business trading day of each month.

* SAFEKEEPING OF CERTIFICATES: You can transfer to the Agent for safekeeping your TDS stock certificates representing the Common Shares on which you are having dividends reinvested under the Plan. There is no charge for this service. A certificate for any number of whole shares credited to an account will be sent to you, free of charge, upon written request.

* WITHDRAWAL FROM THE PLAN: You may withdraw from the Plan at any time by notifying the Agent in writing. A certificate for the whole Common Shares credited to your account, along with a cash payment for any fractional share, will be issued to you. Dividends paid after withdrawal from the Plan will be paid in cash directly to you, unless you elect to rejoin the Plan by submitting a new Authorization Form.

* TRACKING YOUR INVESTMENT: You will receive a statement of your Plan account with respect to each month in which a transaction takes place. These statements provide details of the transactions and the share balance in your program account.

                        TELEPHONE AND DATA SYSTEMS, INC.

         TDS is a diversified telecommunications service company that provides high-quality telecommunications services to more than three million wireless telephone and wireline telephone customers. TDS's business development strategy is to expand its existing operations through internal growth and acquisitions.


                                 USE OF PROCEEDS

         The number of Common Shares that will be sold under the Plan and the prices at which such shares will be sold cannot now be determined. The net proceeds from the sale of such shares will be used by TDS for general corporate purposes. Until the proceeds are used for these purposes, TDS may deposit them in interest-bearing accounts or invest them in certificates of deposit, United States Government securities or prime commercial paper.


                 COMMON SHARE AUTOMATIC DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN

         The following is a question and answer statement of the provisions of TDS's Common Share Automatic Dividend Reinvestment and Stock Purchase Plan, which we refer to as the "Plan". Questions and Answers 1 through 35 both explain and constitute the Plan.


                                     PURPOSE

1.       What Is The Purpose Of The Plan?

         The purpose of the Plan is to provide eligible holders, as defined in the Answer to Question 4, of TDS's Common Shares and Preferred Shares, with a systematic, economic and convenient method of investing cash dividends from such shares and/or limited optional cash payments in Common Shares of TDS without payment of any brokerage commission or service charge, and, in the case of reinvested cash dividends, at a 5% discount from market value, as determined below. Since the additional Common Shares will be purchased directly from TDS, the Plan will provide TDS with additional capital funds.


                                   ADVANTAGES

2.       What Are The Advantages Of The Plan?

         You may purchase Common Shares of TDS with cash dividends on all or less than all of your TDS Common Shares and/or Preferred Shares registered in your name, but not less than 10 shares of each class or series. See the Answer to Question 4. You may also purchase Common Shares as often as monthly with optional cash payments of not less than $10 per payment, nor more than an aggregate of $5,000 per quarter. The price of Common Shares purchased with cash dividends will be 95% of market value as set forth in the Answer to Question 13, and the price of Common Shares purchased with optional cash payments will be 100% of market value as set forth in the Answer to Question 13.

         No commission or service charge is paid by participants in connection with purchases under the Plan. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to participants' accounts. In addition, dividends in respect of such fractions, as well as in respect of full shares, will be credited to participants' accounts and reinvested in TDS's Common Shares under the Plan. The safekeeping of Common Shares credited to a participant's account is assured since certificates for such shares are not issued unless requested by the participant. Regular statements of account will provide simplified record keeping.

                                 ADMINISTRATION

3.       Who Administers The Plan?

         Computershare Investor Services acts as an Agent for participants in the Plan. The Agent keeps a continuing record of each participant's account, sends periodic statements of account to each participant with respect to each month in which a transaction takes place and performs other duties relating to the Plan. Common Shares of TDS purchased under the Plan will be registered in the name of the Agent or its nominee, as Agent for each participant in the Plan, and will be credited to the accounts of the respective participants. Should the Agent resign, another bank will be asked to serve as the Agent. All communications regarding the Plan should be sent to the Agent addressed as follows:

            Telephone and Data Systems, Inc.
            Common Share Automatic Dividend Reinvestment and Stock Purchase Plan c/o Computershare Investor Services
            P.O. Box A3309
            Chicago, Illinois  60690-3309
            Telephone: 877/337-1575

         Agent also acts as dividend disbursing and transfer agent for TDS's Common Shares.


                                  PARTICIPATION

4.       Who Is Eligible To Participate?

         Holders of record of ten or more of TDS's Common Shares and/or ten or more shares of any of TDS's series of Preferred Shares are eligible to participate in the Plan. Beneficial owners of Common Shares and any series of Preferred Shares which currently are registered in names other than their own, for example,in the name of a broker or bank nominee, who wish to participate in the Plan must either make appropriate arrangements for their nominee to do so or must become security owners of record by having a minimum of ten shares of each class or series of securities they wish to participate in the Plan transferred into their own name.

         All holders of record of ten or more of each of the above securities are eligible to participate in the Plan, unless they are citizens of a state or foreign jurisdiction in which it would be unlawful for TDS to allow such participation. TDS is not aware of any jurisdiction in which the making of the offer is not in compliance with valid applicable law. If TDS becomes aware of any jurisdiction in which the making of the offer would not be in compliance with valid applicable law, TDS will make a good faith effort to comply with any such law. If, after such good faith effort, TDS cannot comply with any such law, the offer will not be made to holders of shares residing in any such jurisdiction. In those jurisdictions whose securities or blue sky laws require the offer to be made by a licensed broker or dealer, the offer shall not be deemed to be made unless it is made on behalf of TDS by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction, as may be designated by TDS.


5.       How Does An Eligible Shareholder Participate?

         An eligible shareholder may join the Plan at any time by signing an "Authorization Form" and returning it to the Agent. An Authorization Form and postage paid envelope may be obtained by written request addressed to the Agent at the above address or by writing or calling TDS as follows:

            Telephone and Data Systems, Inc.
            Common Share Automatic Dividend Reinvestment and Stock Purchase Plan 30 N. LaSalle, Suite 4000,Chicago, Illinois 60602
            Attn: Investor Relations Coordinator - Telephone:  312/630-1900

6.       When Does An Eligible Shareholder's Participation Start?

Common Shareholders

         If an Authorization Form directing dividend reinvestment is received from a Common Shareholder by the Agent on or before the last business day of the month preceding the next dividend payment, that dividend will be applied to the purchase of Common Shares under the Plan. If the Authorization Form directing dividend reinvestment is received after that date, dividend reinvestment will begin with the next succeeding payment. Cash dividends on the Common Shares are ordinarily paid in March, June, September and December.

         For example, if TDS's Board of Directors establishes June 30 as the payment date for a Common Share cash dividend, then in order to reinvest the dividends payable on June 30 in new Common Shares under the Plan, a Common Shareholder's Authorization Form must be received by the Agent no later than the last business day in May. If the Authorization Form is received after the last business day in May, the dividends payable on June 30 will be paid in cash and the Common Shareholder's participation in the Plan will commence with the next Common Share cash dividend payment date.

Preferred Shareholders

         If an Authorization Form directing dividend reinvestment is received from a Preferred Shareholder on or before the 30th day preceding the next dividend payment, that dividend will be applied to the purchase of Common Shares under the Plan. If the Authorization Form directing dividend reinvestment is received after that date, dividend reinvestment will begin with the next succeeding cash dividend payment.

         For example, for holders of Preferred Shares with cash dividends payable on June 1 or July 1 to reinvest cash dividends payable on these dates in new Common Shares under the Plan, an Authorization Form must be received by the Agent no later than May 2 or June 1 as the case may be. If the Authorization Form is received after May 2 or June 1 the dividends payable on June 1 or July 1 as the case may be, will be paid in cash and the Preferred Shareholder's participation in the Plan will commence with the next applicable Preferred Share cash dividend payment date.

Optional Cash Payments

         Optional cash payments may be made at any time upon or after enrollment in the Plan and will be used to purchase new Common Shares for the participant's account under the Plan as set forth in the Answers to Questions 12, 13, 15, 16, 17 and 18.


7. If I Am Currently Enrolled In The Plan, Do I Need To Take Any Action, Or Will My Participation In The Plan Continue?

         A Common and/or Preferred Shareholder enrolled in the Plan will continue to be enrolled in the Plan in accordance with the participation option previously chosen under the Plan, provided he or she is an eligible shareholder as set forth in the Answer to Question 4, and thus entitled to participate in the Plan, and is investing dividends on a minimum of ten Common Shares held of record.

         If an eligible shareholder currently enrolled in the Plan does not wish to participate in the Plan, he or she should withdraw from the Plan in the manner described in the Answers to Questions 24 and 25. If an eligible shareholder wishes to change the nature of his or her participation, he or she should return an Authorization Form as described herein. If an eligible shareholder enrolled in the Plan does not wish to withdraw or change the nature of his or her participation, he or she will be continued in the Plan, the cash dividends on those Common Shares owned of record by that shareholder and designated for reinvestment under the Plan and those Common Shares held for the Shareholder in the TDS Share Owner's Account will be used to purchase Common Shares under the Plan at the 5% discount, and he or she may continue to make optional payments of at least $10 per payment up to a maximum of $5,000 per quarter.

8.       What Does The Authorization Form Provide?

        The Authorization Form provides for the purchase of new Common Shares through the following investment options offered under the Plan:

         Full Reinvestment - Cash dividends on all Common and/or Preferred Shares held of record by an eligible shareholder will be invested at 95% of market value - see the Answer to Question 13. Optional cash payments of at least $10 per payment may also be invested at 100% of the market value, up to an aggregate of $5,000 per quarter.

         Partial Reinvestment - Cash dividends on less than all of the shares, but not less than 10 shares of each class or series of participating securities, held of record by an eligible shareholder will be invested at 95% of market value - see the Answer to Question 13- and the shareholder will continue to receive cash dividends on the other shares. Optional cash payments of at least $10 per payment may also be invested at 100% of the market value, up to an aggregate of $5,000 per quarter.

         Optional Payments Only - Optional cash payments may be made of not less than $10 per payment and not more than an aggregate of $5,000 per quarter at 100% of market value - see Answer to Question 13.

         Cash dividends on Common Shares credited to the participant's account under the Plan, including fractional shares, are automatically reinvested to purchase additional Common Shares no matter which option is chosen. The Authorization Form also serves to appoint Computershare Investor Services as Agent for the participant.

         If a shareholder holds more than one class or series of securities or has more than one stock account pursuant to which he or she is eligible to participate in the Plan - see the Answer to Question 4, a separate Authorization Form is required for each class and series of securities and each account that he or she wishes included in the Plan.


9.       Is Partial Participation Possible Under The Plan?

         Yes. An eligible shareholder who desires the dividends on only some of his or her full Common and/or Preferred Shares to be invested under the Plan may indicate such number of shares upon the applicable Authorization Form(s) under "Partial Dividend Reinvestment" provided that in no event may an eligible shareholder elect to invest dividends on less than ten such shares - see Answer to Question 4.


10.      May A  Participant  Change  His Or Her  Method Of  Participation  After
         Enrollment?

         Yes. If a shareholder elects to participate pursuant to the optional cash payment option only but later decides to enroll in either the full or partial reinvestment option, a new Authorization Form may be executed and returned to the Agent. If a shareholder elects to participate through the reinvestment of dividends but later decides to change the class or series of securities or number of shares, but not less than ten shares, for which dividends are being reinvested or to participate pursuant to the optional cash payment option only, a new Authorization Form may be executed and returned to the Agent. It should be remembered that, even if a shareholder is enrolled only pursuant to the optional cash payment option, the Agent will reinvest dividends on all shares credited to the shareholder's Plan account in new Common Shares.

                                     COSTS

11. Are There Any Expenses To Participants In Connection With Purchases Under The Plan?

         No.  Participants  will  incur no costs.  There are no  brokerage  fees
because   Common  Shares  are   purchased   directly  from  TDS.  All  costs  of
administration of the Plan will be paid by TDS.


                                   PURCHASES

12.      When Are The Purchase Or Investment Dates?

Common Share Cash Dividends

         The Investment Dates for Common Shares purchased under the Plan with cash dividends on Common Shares are the cash dividend payment dates. TDS usually pays cash dividends on its Common Shares in March, June, September and December.

Preferred Share Cash Dividends

         The Investment Dates for Common Shares purchased under the Plan with cash dividends on Preferred Shares are the dividend payment dates for the series of Preferred Shares whose dividends are being reinvested.

         TDS's various outstanding series of Preferred Shares generally pay dividends in cycles of January 1, April 1, July 1 and October 1 or March 1, June 1, September 1 and December 1.

Optional Cash Payments

         The Investment Date for any optional cash payment is the first business day of each calendar month on which TDS's Common Shares are traded on the American Stock Exchange.


13.      How Will The Purchase Price Of Common Shares Be Determined?

Dividend Reinvestment Purchase Price

         The price of Common Shares purchased with reinvested cash dividends will be 95% of the average daily high and low sales prices for TDS's Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the Investment Date. If there is no trading in the Common Shares reported on the American Stock Exchange for a substantial amount of time during any such trading period, the purchase price per share shall be determined by TDS on the basis of such market quotations as it shall deem appropriate. No Common Shares will be sold by TDS at less than the par value of such shares.

Optional Cash Payment Purchase Price

         The price of Common Shares purchased with optional cash payments will be the average of the daily high and low sales prices for TDS's Common Shares on the American Stock Exchange, as reported in The Wall Street Journal, for a period of ten consecutive trading days ending on the trading day immediately preceding the Investment Date. If there is no trading in the shares reported on the American Stock Exchange for a substantial amount of time during any such trading period, the purchase price per share shall be determined by TDS on the basis of such market quotations as it shall deem appropriate. No Common Shares will be sold by TDS at less than the par value of such shares.

14.      How Many Common Shares Will Be Purchased For Participants?

         The number of Common Shares to be purchased on an Investment Date will be determined by the amount of each participant's dividends, including dividends on Common Shares purchased under the Plan, and/or optional cash payments being invested and the applicable price of TDS's Common Shares. Each participant's account in the Plan will be credited with the number of Common Shares, including fractional shares computed to four decimal places, equal to the amount of the dividends being invested divided by 95% of the applicable purchase price and/or the total amount of any optional cash payments being invested divided by 100% of the applicable purchase price.


                             OPTIONAL CASH PAYMENTS

15.      How Is The  Optional  Cash  Payment  Applied To The  Purchase Of Common
         Shares?

         Only shareholders who submit a signed Authorization Form are eligible to make optional cash purchases. Optional payments received prior to the fifth business day prior to the end of a month will be invested on the first business trading day of the next month. Optional payments not received prior to the fifth business day prior to the end of the month will be deposited and invested at the next succeeding monthly optional cash payment Investment Date. For example, an optional cash payment received in the last five business days in May will not be invested until the first business trading day in July.


16.      How Are The Optional Cash Payments Made?

         The option to make cash payments of not less than $10 per payment and not more than an aggregate of $5,000 per quarter is available to each participant. Cash payments should be sent directly to the Agent. Payments of less than $10 or any amount over $5,000 in the aggregate in any quarter will be returned to the shareholder. For example, if the Agent receives optional cash payments of $2,000 in January, $1,500 in February and $2,000 in March, the $5,500 received for the quarter exceeds the $5,000 limit. Therefore, $500 will be refunded.

         If any holders of record or beneficial owners are affiliates or acting in concert or as a group, based on the good faith judgment of TDS, such record holders or beneficial owners will be treated as one participant for purposes of the optional cash payments under the Plan. Consequently, such group will be limited to cash payments of not more than an aggregate of $5,000 per quarter. Any payments over $5,000 in the aggregate in any quarter will be returned to such group. If such group does not properly designate how any optional cash payment up to $5,000 per quarter should be allocated among persons in the group, such payment will also be returned. An affiliate of a person is a person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such person.

         An optional cash payment may be made by a participant when enrolling by enclosing a check or money order payable to Computershare Investor Services, Agent for the Plan, with the Authorization Form. Thereafter, optional cash payments may be made through the use of cash payment forms sent to participants as part of their statements. The same amount of money need not be sent each quarter, and there is no obligation to make an optional cash payment each quarter.


17.      When Should The Optional Cash Payment Be Made?

         Optional cash payments will be invested on the first business trading day of each month - see the Answer to Question 12. ANY OPTIONAL CASH PAYMENT RECEIVED BY TDS ON OR AFTER THE FIFTH BUSINESS DAY PRIOR TO THE END OF THE MONTH WILL BE HELD BY THE AGENT UNTIL THE NEXT SUCCEEDING MONTH'S OPTIONAL CASH PAYMENT INVESTMENT DATE - See Answer to Question 15. SINCE INTEREST WILL NOT BE PAID BY THE AGENT ON OPTIONAL CASH PAYMENTS, IT IS SUGGESTED THAT THESE PAYMENTS SHOULD BE SENT TO THE AGENT AS NEAR IN TIME PRIOR TO THE FIFTH BUSINESS DAY PRIOR TO THE END OF THE MONTH AS POSSIBLE ALLOWING ADEQUATE TIME FOR MAILING.

18.      May Optional Cash Payments Be Returned To A Participant?

         Optional cash payments received by the Agent will be returned to a participant upon written request by such participant received by the Agent at least 48 hours prior to the Investment Date.


                             REPORTS TO PARTICIPANTS

19.      What Reports Will Be Sent To Participants In The Plan?

         Each participant in the Plan will receive a statement of his or her account with respect to each month in which a transaction takes place. These statements are a participant's continuing record of the cost of his or her purchases. Participants should retain these statements for income tax purposes. Each statement will set forth the following information when applicable:

         a. The total number of Common Shares registered in the name of the participant which is participating in the Plan.

         b. The total number of Preferred Shares registered in the name of the participant which is participating in the Plan.

         c. The total number of Common Shares which have been accumulated under the Plan by the Participant but for which certificates have not been issued -See Answer to Question 21.

         d. The following information for each transaction during the month and all transactions to date during the current year:

                  1.     the amount of dividends, and/or optional cash invested;

                  2.     the price per Common Share for each transaction;

                  3.     the number of Common Shares purchased; and

                  4.     certain tax information.

         In addition, each participant will receive copies of communications sent to every other holder of TDS's Common Shares, including the Annual Report to Shareholders, Notice of Annual Meeting of Shareholders and Proxy Statement, and IRS information on Form 1099 for reporting dividend income.


                                    DIVIDENDS

20.      Will Participants Be Credited With Dividends On Fractions Of Shares?

         Yes. Participants will be credited with the amount of dividends attributable to fractions of shares in their accounts under the Plan and such dividends will be reinvested.


                             CERTIFICATES FOR SHARES

21.      Will Certificates Be Issued For Common Shares Purchased Under The Plan?

         Normally, certificates for TDS's Common Shares purchased under the Plan will not be issued to participants. The number of Common Shares credited to a participant's account under the Plan will be shown on each statement of account mailed to the participant. This convenience protects against loss, theft, or destruction of stock certificates.

         Certificates for any number of whole Common Shares credited to an account under the Plan will be issued upon the written request of the participant to the Agent and issuance of such certificates will not terminate participation in the Plan. Any remaining full shares and fraction of a share will continue to be credited to the participant's Plan account.

         Dividends on Plan Common Shares for which a participant requests and receives a certificate will be reinvested in TDS's Common Shares at the 5% discount under the Plan and the Common Shares purchased therewith will be credited to the Participant's Plan if the participant continues to own these Common Shares and has elected full dividend reinvestment of Common Shares on his or her current Common Share Authorization Form. A participant who continues to own the Common Shares in question and desires to have the dividends on these shares reinvested in TDS's Common Shares but who does not have an existing Authorization Form for Common Shares or has elected only partial reinvestment of his or her Common Share dividends on the current Authorization Form will have to execute a new Authorization Form and return it to the Agent as set forth in the Answer to Question 10. Otherwise, dividends on these Common Shares will not be reinvested in TDS's Common Shares at the 5% discount as they were when they were held for the participant in the Plan. Rather, the dividends on the Common Shares in question will be paid to the Shareholder in cash.

         Common Shares credited to the account of a participant under the Plan may not be pledged as collateral otherwise transferred. A participant who wishes to pledge or transfer such shares must request that certificates for such shares be issued in his or her name.

         Certificates for fractional shares will not be issued under any circumstances.

         An institution that is required by law to maintain physical possession of certificates may request a special arrangement regarding the issuance of certificates for Common Shares purchased under the Plan. This request should be sent to the Agent - see Answer to Question 3.


22.      In Whose Name Will Certificates Be Issued?

         Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares issued upon the request of participants will be similarly registered.


                              SAFEKEEPING OF SHARES

23. May Participants Transfer Shares Which Are Designated For Participation In The Plan To The Agent For Safekeeping?

         Yes. Participants may transfer to the Agent for safekeeping certificates representing Common Shares registered in their names. These shares will be credited to the participants' accounts under the Plan along with shares purchased for them under the Plan. There is no charge for this service. The stock certificates should be sent by registered mail, return receipt requested and properly insured, to the Agent. Certificates should not be endorsed.

         Dividends will be reinvested in shares represented by the certificates transferred to the Agent.


                                   WITHDRAWAL

24.      When May A Participant Withdraw From The Plan?

         A participant may withdraw from the Plan at any time by notifying the Agent in writing. If the notice of termination is received by the Agent prior to the fifth business day preceding the record date for the next Common Share cash dividend or prior to the 14th day preceding the next applicable Preferred Share cash dividend, as the case may be, the amount of that dividend will be paid to the withdrawing participant, and any optional cash payment which would otherwise have been invested on such Investment Date will be returned to the withdrawing participant, provided that the notification of termination is received more than five business days prior to the Investment Date on which that optional cash payment would have been invested. If the notice of termination is received by the Agent on or after the record date for the next Common Share cash dividend or on or after the 14th day preceding the next applicable Preferred Share cash dividend, as the case may be, the next dividend will be reinvested and subsequent dividends will be paid in cash. If notification of termination is received during the five business days prior to the Investment Date on which an optional cash payment would be invested, that cash payment will be invested.

        Dividends paid after withdrawal from the Plan will be paid in cash directly to the shareholder unless he or she elects to rejoin the Plan, which the shareholder may do as set forth in the Answer to Question 26.


25. What Happens When A Participant Withdraws From The Plan Or The Plan Is Terminated?

         When a participant withdraws from the Plan, or ceases to be a shareholder of record, or ceases to be an eligible shareholder, or upon termination of the Plan by TDS, a certificate for the whole Common Shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fractional share. This cash payment will be based on the closing price of TDS's Common Shares on the American Stock Exchange as of the date the written request for withdrawal is received, or the participant ceases to be a shareholder of record, or the participant ceases to be an eligible shareholder, or the Plan is terminated, whichever is applicable, or if no trading occurs on such date, the next day on which the Common Shares are traded.


                                OTHER INFORMATION

26.      When May A Shareholder Rejoin The Plan?

         Generally, a shareholder may rejoin the Plan at any time, provided he or she is an eligible shareholder, by submitting a new Authorization Form. However, TDS reserves the right to reject any Authorization Form from a previous participant on the grounds of repeated joinings and withdrawals from Plan participation. Such reservation is intended to minimize administrative expenses and to encourage use of the Plan as a long-term investment service.


27. What Happens If A Participant Sells Or Transfers All Of His Or Her Registered Stock Or Ceases To Be An Eligible Shareholder?

         If a participant ceases to be a shareholder of record holding a certificate for shares on the books of TDS, or ceases to be an eligible shareholder as set forth in the Answer to Question 4, a certificate for the whole Common Shares credited to his or her account under the Plan will be issued and a cash payment will be made for any fractional share. Thereafter, the shareholder may rejoin the Plan as set forth in the Answer to Question 26 if he or she is or becomes an eligible shareholder - see the Answer to Question 4.


28. What Happens When A Participant Who Is Reinvesting Dividends On All Or Less Than All Of The Shares Registered In His Or Her Name Sells Or Transfers A Portion Of Such Shares?

         If a participant who is reinvesting dividends on all or only a portion of shares registered in his or her name disposes of a portion of such shares, TDS will continue to reinvest dividends on the remainder of the shares registered in the participant's name up to the number indicated on the participant's Authorization Form as the number of shares for which dividends are to be reinvested, provided the participant remains an eligible shareholder as set forth in the Answer to Question 4. For example, if a participant authorized TDS to reinvest dividends on 50 Common Shares of a total of 100 Common Shares registered in his or her name, and then disposes of 25 Common Shares, TDS would continue to reinvest dividends on 50 of the remaining 75 shares. If the participant disposes of 95 Common Shares, he or she would no longer be eligible for participation in the Plan, see the Answer to Question 4, and a certificate for the whole Common Shares credited to his or her account under the Plan would be issued and a cash payment would be made for any fractional share remaining in the account.


29.      Does Participation In The Plan Involve Risk?

         The Plan itself creates no risk. The risk to participants is the same as with any other investment in TDS's Common Shares. It should be recognized that since investment prices are determined as an average of the daily high and low sales prices for a period of ten consecutive trading dates on which TDS's Common Shares are traded, see Answer to Question 13, a participant loses any advantage otherwise available from being able to select the timing of his or her investment. PARTICIPANTS MUST RECOGNIZE THAT NEITHER TDS NOR THE AGENT CAN ASSURE A PROFIT OR PROTECT AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.

         SHAREHOLDERS ARE REFERRED TO THE RISK FACTORS DESCRIBED IN TDS'S PROSPECTUS DATED SEPTEMBER 26, 2000 WHICH IS A PART OF TDS'S REGISTRATION STATEMENT ON FORM S-4, REGISTRATION NO. 033-64293, WHICH IS INCORPORATED BY REFERENCE HEREIN.


30. What Happens If TDS Issues A Stock Dividend, Declares A Stock Split Or Has A Rights Offering?

         Any Common Shares distributed by TDS as a stock dividend on shares credited to a participant's Plan account, or upon any split of such shares, will be credited to the participant's Plan account.

         Stock dividends distributed on Common Shares in shares of any other class of capital stock will be mailed directly to the shareholder in the same manner as to shareholders not participating in the Plan. However, if a dividend reinvestment plan or bookkeeping entry facility is established for the shares of such other capital stock distributed as a dividend, the participant will automatically become a participant of such dividend reinvestment plan or bookkeeping entry facility and the shares distributed to such participant will instead be credited to the participant's account. In a rights offering, a participant's entitlement will be based upon his or her total holdings, including shares credited to the participant's account under the Plan. Rights certificates will be issued for the number of whole Common Shares only, however, and rights based on a fraction of a Common Share held in a participant's Plan account will be sold for the participant's account and the net proceeds will be treated as an optional cash payment.


31.      How Will A Participant's Shares Be Voted At Shareholders' Meetings?

         All Common Shares held in the Plan for a participant will be voted as the participant directs on a proxy or voting instruction form which will be furnished to the participant. If the participant does not return the proxy or form to the Agent, the Agent will not vote the participant's Plan shares.


32.      What Are The Federal Income Tax  Consequences Of  Participation  In The
         Plan?

         The following discussion sets forth the general Federal income tax consequences for participants in the Plan. However, the discussion is not intended to be an exhaustive treatment of such tax consequences. For example, the discussion does not address the treatment of stock dividends, stock splits or a rights offering to participants in the Plan. It also does not address differences in tax treatment with respect to participants who do not hold the Common Shares as capital assets. Because the tax laws are complex and constantly changing, participants are urged to consult their own tax advisors regarding the tax consequences of participating in the Plan, including the effects of any applicable state, local or foreign tax laws, and for rules regarding the tax basis in special cases such as the death of a participant or a gift of Common Shares held under the Plan and for other tax consequences. Future legislative changes or changes in administrative or judicial interpretation, some or all of which may be retroactive, could significantly alter the Federal income tax treatment discussed herein.

         In general, participants in the Plan who elect to reinvest cash dividends will be treated, for Federal income tax purposes, as having received, on the dividend payment date, a distribution in an amount equal to the fair market value on the dividend payment date of the Common Shares purchased with reinvested dividends, rather than a distribution in the amount of cash otherwise payable to the participant. Participants should not be treated as receiving an additional distribution based upon their pro rata share of the Plan administration costs paid by TDS; however, there can be no assurance that the IRS will agree with this position. TDS has no present plans to seek formal advice from the IRS on this issue.

         Generally, the distribution described above - the fair market value of the Common Shares purchased with reinvested dividends - will be taxable to participants as ordinary dividend income to the extent of TDS's current or accumulated earnings and profits for Federal income tax purposes. The amount of the distribution in excess of such earnings and profits will reduce a participant's tax basis in the CommonShares with respect to which such distribution was received, and, to the extent in excess of such basis, result in capital gain. Certain corporate participants may be entitled to a dividends received deduction with respect to amounts treated as ordinary dividend income. Corporate participants should consult their own tax advisors regarding their eligibility for and the extent of such deduction.

         Tax information will be shown on the statements of account sent to participants which participants should retain for tax purposes. These statements are important for computing the tax basis of Common Shares acquired under the Plan. The Form 1099 which each participant will receive annually will include the income which is deemed to result from the receipt of the Common Shares under the Plan.

         As a general rule, the tax basis of shares or any fraction of a share purchased with reinvested dividends will equal the fair market value of such shares or fractional share as reported to participants on their statements.

         A participant should not be treated as having received a distribution from TDS as the result of making an optional cash payment under the Plan. The tax basis of shares or any fraction thereof purchased with optional cash payments will be the amount of such cash payment.

         The holding period for Common Shares or a fraction thereof received as a result of reinvestment of dividends under the Plan or through optional cash payments will begin on the day following the purchase date.

         Participants will generally not realize any taxable income when they receive certificates for whole Common Shares credited to their accounts under the Plan, either upon their request for certificates for certain of those shares, upon ceasing to be a shareholder of record, upon ceasing to be an eligible shareholder, or upon withdrawal from or termination of the Plan. However, a participant may realize a gain or loss when Common Shares acquired under the Plan are subsequently sold. In addition, participants may realize gain or loss when they receive a cash adjustment for fractional shares credited to their accounts upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount which the participant receives for his or her shares or fractional share, and his or her tax basis therefor (with special rules applying to determine the basis allocable to shares that are not specifically identified when the Participant sells less than all of his or her shares). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holding period for such shares or fractional shares exceeds one year. The excess of net long-term capital gains over net short-term capital losses is taxed at a lower rate than ordinary income for certain taxpayers. The distinction between capital gain or loss and ordinary income and loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses. Any loss may be disallowed under the "wash sale" rules to the extent the shares disposed of are replaced, through the Plan or otherwise during the 61-day period beginning 30 days before and ending 30 days after the date of disposition.


33. What Provision Is Made For Shareholders, Foreign And Domestic, Whose Dividends Are Subject To Income Tax Withholding?

         In the case of foreign shareholders who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Agent will invest in TDS's Common Shares an amount equal to the dividends of such foreign participants less the amount of tax required to be withheld. Optional cash payments received from foreign shareholders must be in United States currency and will be invested in the same way as optional cash payments from other participants.

         Under certain circumstances, TDS may be required to backup-withhold income tax on the dividends of participating domestic shareholders, including those domestic shareholders who do not accurately report their dividend income, fail to provide TDS with their taxpayer identification number, provide TDS with an incorrect taxpayer identification number or fail to provide TDS with a certificate setting forth that they are not subject to backup withholding. If this should occur, 31% of the dividend income, or such other percentage as may be required from time to time, will be withheld.

         The statements of account sent to participants will indicate the amount of any income tax withheld. TDS cannot refund amounts withheld. Participants subject to withholding should contact their tax advisors or the IRS for additional information.


34. What Are The Responsibilities Of The Shareholders' Agent And TDS Under The Plan?

         In performing their duties under the Plan, the Agent and TDS will at all times act in the best interests of the participants. However, they will not be liable for any act performed in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon such participant's death prior to receipt of notice in writing of such death.

         Although the Plan contemplates the continuation of quarterly Common Share dividend payments, the payment of future Common Share dividends will depend upon future earnings, the amount available for the payment of dividends by TDS, the financial condition of TDS and other factors.


                               TERMINATION BY TDS

35.      May The Plan Be Changed Or Discontinued?

         TDS reserves the right to suspend, modify or terminate the Plan at any time. All participants will receive notice of such suspension, modification or termination.


                                  LEGAL MATTERS

                  Certain legal matters relating to the securities offered by this Prospectus have been passed upon for TDS by Sidley & Austin, Chicago, Illinois. TDS is controlled by a voting trust. Walter C.D. Carlson, a trustee and beneficiary of the voting trust and a director of TDS and U.S. Cellular, Michael G. Hron, the General Counsel and an Assistant Secretary of TDS and U.S. Cellular and the Secretary or Assistant Secretary of certain subsidiaries of TDS, William S. DeCarlo, an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell, an Assistant Secretary of certain subsidiaries of TDS, are partners of Sidley & Austin.


                                     EXPERTS

         The audited consolidated financial statements and schedules of TDS incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports incorporated by reference herein. The financial statements and schedules referred to above have been incorporated by reference in reliance upon the authority of such firms as experts in accounting and auditing in giving said reports.


                       WHERE YOU CAN FIND MORE INFORMATION

                  TDS files reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may inspect and copy such reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information. Such materials also may be accessed electronically by means of the SEC's web site at http://www.sec.gov.

         TDS filed a Registration Statement related to the offering described in this Prospectus. As allowed by SEC rules, this Prospectus does not contain all of the information which you can find in the Registration Statement. You are referred to the Registration Statement and the Exhibits thereto for further information. This document is qualified in its entirely by such other information.

         The SEC allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Prospectus, except for any information superseded by information in this Prospectus.

         This Prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about TDS's business and finances.

1.       TDS's Annual Report on Form 10-K for the year ended December 31, 1999;

2. TDS's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2000;

3.       TDS's  Current   Report  on   Form  8-K   reporting  events  on  May 4,
         November 20, and November 24, 2000; and

4. TDS's Report on Form 8-A/A-3 dated May 22, 1998, which includes a description of TDS's capital stock.

5.       TDS's Prospectus dated September 26, 2000.

         This Prospectus also incorporates by reference additional documents that may be filed by TDS with the SEC between the date of this Prospectus and the date our offering is completed.

         You may obtain copies of such documents which are incorporated by reference in this Prospectus (other than exhibits thereto which are not specifically incorporated by reference herein), without charge, upon written or oral request to Investor Relations, Telephone and Data Systems, Inc., 30 N. LaSalle Street, Suite 4000, Chicago, IL 60602, (312) 630-1900. In order to ensure timely delivery of documents, any request therefor should be made not later than five business days prior to making an investment decision.

         You should rely only on the information contained in or incorporated by reference in this Prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this Prospectus. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of such Prospectus, and neither the mailing of this Prospectus to shareholders nor the issuance of any securities hereunder shall create any implication to the contrary. This Prospectus does not offer to buy or sell securities in any jurisdiction where it is unlawful to do so.